UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2008

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

6312 S. Fiddler’s Green Circle, Suite 200N Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 846-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 13, 2008, Red Robin International, Inc. (the “Borrower”), a subsidiary of the registrant, entered into an interest rate swap with SunTrust Bank pursuant to an ISDA Master Agreement in customary form.  Borrower entered into the interest rate swap transaction to mitigate Borrower’s floating rate interest risk on an aggregate of up to $120 million of Borrower’s debt that is currently or is expected to be outstanding under its amended and restated credit facility dated as of June 15, 2007.  The interest rate swap has an effective date of March 19, 2008 and a termination date of March 19, 2010 for $50 million of the initial $120 million and March 19, 2011 for the remaining $70 million.  Borrower is required to make certain fixed rate payments to SunTrust Bank calculated on an initial notional amount of $120 million, in exchange for receiving floating payments based on a LIBOR rate for the same initial $120 million notional amount.  The interest rate swap transaction effectively fixes the annual interest rate payable on $120 million of Borrower’s debt which may exist under the amended and restated credit facility for the first two years of the interest rate swap and $70 million for the last year of the interest rate swap, at 2.7925%.  Notwithstanding the terms of the interest rate swap transaction, Borrower is ultimately obligated for all amounts due and payable under the credit facility.  Borrower may enter into additional swap transactions in the future from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2008

RED ROBIN GOURMET BURGERS, INC.

	By:	/s/ Annita M. Menogan
Annita M. Menogan, Chief Legal Officer